Exhibit 10.12

IITU

Memorandum of Understanding

Between

International Institute of Tropical Agriculture

And

Zero Gravity Solutions Ltd

MoU IITA & Zero Gravity Solutions Ltd

This Memorandum of Understanding is entered into this 17' day of April 2014

Between

The International Institute of Tropical Agriculture of P.M.B. 5320, Ibadan. Oyo State (hereinafter referred to as "IITA").

And

Zero Gravity Solutions Ltd whose registered office is at 1 Howard Road, Southampton, S015 5BB, United Kingdom (hereinafter referred to as "Zero Gravity Solutions").

WHEREAS, The International Institute of Tropical Agriculture (IITA, www.iita.org) is an Africa-based international not-for-profit research-for-development organization, established in 1967, and governed by a board of trustees. The IITA is a member of the CGIAR Consortium, a global research partnership for a food secure future. IITA's mission is to offer a leading research partnership that facilitates agricultural solutions for hunger. poverty, and natural resource degradation throughout the tropics. IITA has over 100 internationally recruited staff and around 1000 support staff based in various IITA stations across Africa. IITA's mission is in line with that of the new CGIAR and focuses on the four system-level outcomes (SLOs); (1) increase in food security, (2) reduction of rural poverty, (3) reduction of under-nutrition, and (4) more sustainable management of natural resources.

WHEREAS, Zero Gravity Solutions Ltd is the wholly owned subsidiary of Zero Gravity Solutions Inc., an American zero gravity and agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on revolutionizing world agriculture by providing valuable solutions to major challenges facing humanity, including threats to world agriculture and the ability to feed the growing population.

WHEREAS, IITA and Zero Gravity Solutions (hereinafter individually referred to as the -Party" and collectively as the 'Parties' where the context so admits) wish to establish a link to foster cooperation for the development and implementation of collaborative programs.

NOW, THEREFORE, IITA and Zero Gravity Solutions have decided to enter into this Memorandum of Understanding (hereinafter referred to as MoU), which defines the framework for the cooperation of the two organizations.

ARTICLE ONE

Objective

The objective of this MoU is to set forth the terms and conditions under which the Parties hereto shall cooperate as referred to below.

ARTICLE TWO

Nature of the MoU

Parties acknowledge that this MoU is intended only to summarize the present visions and cooperative spirits of the Parties with regards to the proposed collaboration, which would facilitate further discussions regarding key objectives to be fully described in a future definitive Agreement between the Parties.

Parties further agree that nothing in this MoU shall suggest any financial commitment on the part of either Party. Parties agree to proceed at their own expense regarding the subject matter of this MoU until the execution of a definitive Agreement

MoU IITA & Zero Gravity Solutions Ltd

ARTICLE THREE

Both Parties agree to encourage the existing collaboration concerning. but not limited to. the following, depending on the availability of funds:

•	Exchange of scientific information and development of specific cooperative programs and projects.
•	Linkages between IITA and Zero Gravity Solutions scientists;
•	Consultative meetings and personnel visits between both Parties;
•	Exchange of research materials, publications and other materials of common interest. subject to the conditions of Article eight:
•	Inclusion of results of collaborative research, either in full or in summary, in either Party's reports. in accordance with Article nine.

The agreed (activities) are to be carried out after mutual consultation between the two Parties.

ARTICLE FOUR

Specific projects:

Parties shall jointly agree on collaborative research projects of mutual interest. The specific projects shall fall within the terms of reference of this MoU stating in each case precisely what is being proposed, how it shall be executed. responsibilities and obligations of each Party, source of funding, duration and other pertinent matters. Each project proposal shall follow the internal approval policies of both organizations.

This MoU does not preclude project proposal development by either Party alone; neither does it preclude inclusion of other interested parties as appropriate.

ARTICLE FIVE

Each Party agrees to nominate the following authorized representatives as the primary point of contact for the accomplishment of the objectives of this MoU:

IITA:	Zero Gravity Solutions Ltd

Name: Hilde Koper-Limbourg	Name: Hugh Chambers

Title: Head. Project Administration Office	Title: Managing Director

Address: IITA. PMB 5320, Oyo Road Ibadan	Address: Electron Building.
c/o IITA, 6' Floor, Suite G	Fermi Avenue, Harwell Oxford
Carolyn House, 26. Dingwall Road	Oxfordshire. OX11 OQR. UK
Croydon, CR9 3EE, UK

Country: Nigeria	Country: United Kingdom

Tel: (+234 2) 7517472 ext. 2771	Tel: Cell: +44 (0) 7760 222200 Office: +44 (0) 207 058 4848.

Email: h.koper@cgiar.org	Email: hchambers@zerogsi.com

MoU IITA & Zero Gravity Solutions Ltd

ARTICLE SIX

Independence of Parties

Neither Party shall be considered a joint venturer of the other, nor can either Party act as an agent for the other for any purposes whatsoever. No Party has the authority. either expressed or implied, to enter into any agreement, incur any obligations on behalf of, or commit the other Party in any manner whatsoever, except as may be provided in this MoU and as may be agreed upon from time to time in writing.

ARTICLE SEVEN

Confidentiality

Any non-public information received or learned by either Party relating to the other Party's business and/or products shall be kept in confidence by the receiving or learning Party and shall neither be used by such receiving or learning Party nor disclosed to any other person for any purpose outside this MoU.

ARTICLE EIGHT

Intellectual Property/Global Access

Parties recognize the importance of Intellectual Property as a component of the agricultural research agenda. Both Parties jointly own all rights, title and interest in the data and works they create under this MoU. Both Parties acknowledge that knowledge, data and know-how gained under the MoU shall be made available to the National Agricultural Research Systems. available for humanitarian purposes, and the benefits of any Intellectual Property created as part of this MoU shall be made accessible to the public throughout the developing countries of the world ("Global Access").

2.	The exchange of materials for research under this MoU shall be carried out following the Material Transfer Agreements, if applicable.

3.	All intellectual properties generated outside collaborative research belong solely to the Party conducting such research.

ARTICLE NINE

Publications

Any publications from the collaboration (collaborative research) shall show. through joint authorship where appropriate, the contributions of those involved in the research from both Parties. Each Party may publish these findings independently with due recognition of the contributions of the other Party. If publishing independently, the Party doing so. should inform the other Party of this in writing two months before publication. The manuscript review process prior to publication shall follow the internal policies of both organizations. The fund provider shall be appropriately acknowledged.

MoU IITA & Zero Gravity Solutions Ltd

ARTICLE TEN

Indemnification and Liabilities

Subject to other provisions in this MoU each Party shall indemnify and hold harmless the other Party's employees, representatives, and executive officers, from and against any liability, damages. costs or expenses. or any claim, action, suit or other proceeding arising out of the execution or implementation of this MoU, except to the extent that:

•	such liability, damages, claim. action. suit or other proceeding is caused willfully by the Party being held liable. or:

•	such liability. damages, costs or expenses, claim, action. suit or other proceeding is caused by or results from negligence on the part of such a Party.

ARTICLE ELEVEN

Notices

All notices. requests or demands under this MoU shall be in writing, in English, and shall be given by delivery to the premises of the Parties or by registered mail, facsimile, or electronic mail. All notices shall be effective when received by the receiving Party.

ARTICLE TWELVE

Disputes and Disclaimer

1.	Any disputes or differences of any kind arising between the Parties in connection with the interpretation of this MoU shall be settled amicably upon consultation between all Parties in accordance with tenor and intent of this MoU.

2.	Any disagreement between the Parties relating to the interpretation or implementation of the MoU, which cannot be resolved by mutual agreement between the Parties. may be submitted by either Party, on giving thirty (30) days notice to other Party, to a Board of Arbitration. Such Board shall comprise three members; one of whom shall be appointed by IITA, the second by Zero Gravity Solutions and the third by both those members together The decision of such a Board shall be final and binding upon the two Parties. The expenses of such a Board shall be borne *by both Parties to this MoU.

ARTICLE THIRTEEN

Force Majeure

For the purposes of this Article "Force Majeure" shall mean any event beyond the reasonable control of the Party claiming the occurrence of Force Majeure:

1.	If either Party is temporarily unable by reasons of force majeure to meet any of its obligations under this MoU, and if such Party gives the other Party written notice of the event within thirty (30) days after its occurrence. such obligations of the Party as it is unable to perform by reason of the event shall be suspended for as long as the inability continues.

2.	Neither Party shall be liable to the other Party arising from any event referred to below or delays arising from such event.

MoU IITA 8 Zero Gravity Solutions Ltd

3.	The term "Force Majeure" as used herein shall mean Acts of God, strikes, lockouts or other industrial disturbances, acts of public enemy, wars. blockades, insurrection. riots. epidemics. lightening, floods. washouts, civil disturbances, explosions and other similar events not within the control of either Party and which, by the exercise of due diligence, neither Party is able to overcome.

ARTICLE FOURTEEN

Effective Date and Duration of the MoU

This MoU shall be effective upon signature by the two Parties and shall remain in force for a period of five (5) years. Thereafter it shall be automatically renewed from year to year unless it is terminated (Article fifteen).

ARTICLE FIFTEEN

Amendment and Termination of MoU

1.	The terms of this MoU can be amended. with the approval of both Parties, by means of exchange of letters through the authorized officials at each institution. Either Party may initiate the exchange of letters.

2.	This MoU may be terminated by either Party by giving thirty (30) days prior written notice of intent to terminate the understanding.

IN WITNESS THEREOF, in the interest of implementing a program of technical cooperation of mutual benefit to the contracting Parties, this MoU is signed by the respective officers on the day, month and year first above written:

INTERNATIONAL INSTITUTE OF	ZERO GRAVITY SOL TI • S LTD
TROPICAL AGRICULTURE

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